Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

P3 Health Partners Inc.

Henderson, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 20, 2022, relating to the consolidated financial statements of P3 Health Partners Inc. (“Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Las Vegas, Nevada

October 21, 2022